EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
August 22, 2017	fcooper@tollbrothers.com

TOLL BROTHERS REPORTS FY 2017 3RD QTR AND 9 MONTH RESULTS

HORSHAM, PA, August 22, 2017 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for its third quarter and nine months ended July 31, 2017.

FY 2017 Third Quarter Financial Highlights:

•	FY 2017’s third-quarter net income was $148.6 million, or $0.87 per share diluted, compared to net income of $105.5 million, or $0.61 per share diluted, in FY 2016’s third quarter.

•
Pre-tax income was $203.6 million, compared to pre-tax income of $163.7 million in FY 2016’s third quarter. Third-quarter FY 2017 included inventory write-downs of $2.4 million, compared to $3.7 million in FY 2016’s third quarter.

•	FY 2017’s third-quarter tax expense was positively impacted by a net $27.9 million benefit associated primarily with the reversal of a state deferred tax asset valuation allowance.

•
Revenues of $1.50 billion and home building deliveries of 1,899 units increased 18% in dollars and 26% in units, compared to FY 2016’s third quarter. The average price of homes delivered was $791,400, compared to $842,700 one year ago. The drop in average price was due to a change in mix, as was expected.

•
Net signed contracts of $1.81 billion and 2,163 units rose 25% in dollars and 24% in units, compared to FY 2016’s third quarter. The average price of net signed contracts was $837,300, compared to $830,800 one year ago.

•	This was the Company’s twelfth consecutive quarter of year-over-year growth in contract dollars and units, including 20% or higher year-over-year unit growth in each of the past four quarters.

•
On a per-community basis, FY 2017’s third-quarter net signed contracts were 6.89 units per community, compared to a third-quarter total of 5.85 in FY 2016. This was the 11th consecutive quarter of improved contracts per community, compared to the prior year’s same quarter.

•
Backlog of $5.31 billion and 6,282 units rose 21% in dollars and units, compared to FY 2016’s third-quarter-end backlog. The average price of homes in backlog was $845,100, compared to $844,300 one year ago.

•
Gross margin was 21.7% of revenues in FY 2017’s third quarter, compared to 21.9% in FY 2016’s third quarter. Adjusted gross margin, which excludes interest and inventory write-downs (“Adjusted Gross Margin”), was 25.0% of revenues, compared to 25.3% in FY 2016’s third quarter.

•	SG&A, as a percentage of revenues, was 10.3% in FY 2017’s third quarter, compared to 10.6% in FY 2016’s third quarter.

•	Other income and Income from unconsolidated entities totaled $31.9 million, compared to $20.1 million one year ago.

•	The Company ended its third quarter with 312 selling communities, compared to 316 at FY 2017’s second-quarter end and 297 at FY 2016’s third-quarter end.

•
During the third quarter of FY 2017, the Company repurchased approximately 1.9 million shares of its common stock at an average price of $39.02 per share for a total purchase price of approximately $75.3 million.

•	On June 12, 2017, the Company issued an additional $150 million of its 4.875% Senior Notes due 2027, priced at a yield of 4.4%.

•
On August 15, 2017, the Company notified holders that it had elected to redeem its 0.5% convertible securities due 2032. These bonds will be retired with a $287.5 million payment on September 15, 2017, resulting in the elimination of approximately 5.9 million shares from the Company’s fully diluted share count.

•
The Company now estimates it will deliver between 7,000 and 7,300 homes in FY 2017, compared to previous guidance of 6,950 to 7,450 units, at an average delivered price for FY 2017’s full year of between $800,000 and $825,000 per home. This translates to projected revenues of between $5.6 billion and $6.0 billion in FY 2017, compared to $5.17 billion in FY 2016.

•
The Company’s full FY 2017 and fourth-quarter delivery projections reflect approximately 150 homes that it had estimated would be delivered in FY 2017 but will instead be delivered in FY 2018 due to the floor joist recall by a major lumber manufacturer.

•	The Company expects FY 2017 fourth-quarter deliveries of between 2,275 and 2,575 units with an average price of between $840,000 and $860,000.

•
The Company has updated its previous guidance for full FY 2017 Adjusted Gross Margin to between 24.8% and 25.0% of revenues, for SG&A to 10.4% of revenues, for Other income and Income from unconsolidated entities to between $160 million and $180 million and for its effective tax rate to approximately 35.0%.

•	The Company expects its fourth-quarter FY 2017 Adjusted Gross Margin to improve 35 to 50 basis points from FY 2017’s third-quarter results.

•	FY 2017, fourth-quarter SG&A is expected to be approximately 8.0% of fourth-quarter revenues.

•	The Company’s fourth-quarter FY 2017 Other income and Income from unconsolidated entities is projected to be between $10 million and $30 million.

•	The FY 2017 fourth-quarter effective tax rate is projected to be approximately 38.0%.

•
Due to the strong pace of sales at many of its current communities, the Company is selling through some communities more quickly than anticipated and now expects to end FY 2017 with between 300 and 310 selling communities.

•
The Company ended FY 2017’s third quarter with approximately 47,800 lots owned and optioned, compared to 46,600 one quarter earlier, and 48,700 one year earlier. At FY 2017’s third-quarter end, approximately 32,400 of these lots were owned, of which approximately 17,600 lots, including those in backlog, were substantially improved.

Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “Thanks to our broad geographic presence, diverse product offerings, unique brand, robust demand from affluent buyers, and our great team, we continue to produce strong results. Our third-quarter net income increased 41%, revenues rose 18% in dollars and deliveries rose 26% in units, contracts grew 25% in dollars and 24% in units, and backlog increased 21% in both dollars and units, compared to third-quarter FY 2016. Our expansion in the western markets since 2011, now encompassing California, Washington, Arizona, Nevada Colorado and Idaho, has helped drive these strong results.

“This was our twelfth consecutive quarter of year-over-year growth in contract dollars and units, highlighted by 20% or higher year-over year unit growth in each of the past four quarters. FY 2017’s third-quarter contracts, in both units and dollars, were the highest third-quarter totals in twelve years. While California and the other western states are leading our growth, backlog, in both dollars and units, was up in all our geographic regions compared to one year ago.

“Our diverse offerings enable us to expand our presence within our many markets. In addition to our core move-up communities, our Active Living communities targeted to 55+ aged buyers represented 21%, in units, of net signed contracts to-date in FY 2017, while millennial households, in which one buyer is 35 years of age or under, represented 23%.

“Our Apartment Living platform continues to grow. We are at 95% occupancy in the roughly 3,000 units in six projects that have reached stabilization, which is a component of a nationwide pipeline of 12,600 units that also includes projects in construction, under development or in approvals.

“The unemployment rate is at a 15-year low, the economy is growing, the stock market is strong, and home prices continue to rise, putting equity in the pockets of those who may want to sell their existing home and move to a new one. New home prices are significantly outpacing existing home prices. Many buyers want new and they want it their way: That’s exactly what we provide. This bodes well for Toll Brothers over the coming years.”

Martin P. Connor, Toll Brothers’ chief financial officer, stated: “We are very pleased with our financial performance this quarter. Earnings per share grew by 42.6% compared to a year ago, and we exceeded our guidance on Adjusted Gross Margin, SG&A, Other income and Income from unconsolidated entities, and our tax rate.

“With more than $946 million of cash on hand as we enter the fourth quarter, we are well positioned to pay off the $687.5 million of debt maturing or to be redeemed in the fourth quarter. The retirement of $400 million of our 8.91% Senior Notes and elimination of approximately 5.9 million shares from our share count associated with the retirement of our convertible debt will positively contribute to our earnings per share in FY 2018 and beyond.

“Subject to our normal caveats regarding forward-looking statements, we offer the following guidance:  For full FY 2017, we now project revenues of between $5.6 billion and $6.0 billion compared to $5.17 billion in FY 2016, based on deliveries of between 7,000 and 7,300 units at an average price of between $800,000 and $825,000. We had been prepared to increase the mid-point of our FY 2017 delivery guidance by 100 units, from a mid-point of 7,200 units to 7,300, but our full year delivery projection was negatively impacted by 150 homes which will now be delivered in FY 2018 due to the floor joist recall by a major lumber manufacturer that has affected many builders in the industry.

“Adjusted Gross Margin for full FY 2017 is now expected to be between 24.8% and 25.0% of revenues, while SG&A is projected to be approximately 10.4% of revenues. Other income and Income from unconsolidated entities is now projected to be between $160 million and $180 million as we will have fewer deliveries in our New York City joint venture projects than previously anticipated.  We expect our FY 2017 effective tax rate to be approximately 35.0%.

“For FY 2017’s fourth quarter, we project deliveries of between 2,275 and 2,575 units at an average delivered sales price of between $840,000 and $860,000. Adjusted Gross Margin is expected to improve 35 to 50 basis points from FY 2017’s third-quarter results, while SG&A is projected to be about 8.0% of revenues. Other income and Income from unconsolidated entities is projected to be between $10 million and $30 million. We expect our FY 2017’s fourth-quarter effective tax rate to be approximately 38.0%.”

Robert I. Toll, executive chairman, stated: “In early June, we celebrated the 50th anniversary of the founding of our Company. I am so proud of how we have evolved from a local suburban Philadelphia home builder into America’s Luxury Home Builder, a national Fortune 500 company operating across 50 suburban and urban markets in 20 states.

“Our growth has been driven by a relentless focus on quality, value, and service, the establishment of a great brand and reputation in the luxury market, our broad geographic presence, and our diversified platform of for-sale and rental communities serving everyone from baby boomers to millennials.

“We believe our industry has room to run. Single-family housing starts, at 811,000, are still well below the 50-year industry average of 1.02 million units. The home ownership rate is on the rise but also still below historic norms. Interest rates remain low, unemployment is low, and more and more buyers are entering the upscale market. Based on these trends, we believe Toll Brothers is well positioned for future growth.”

The financial highlights for the third quarter and nine months ended July 31, 2017 (unaudited):

•	FY 2017’s third-quarter net income was $148.6 million, or $0.87 per share diluted, compared to FY 2016’s third-quarter net income of $105.5 million, or $0.61 per share diluted.

•
FY 2017’s third-quarter pre-tax income was $203.6 million, compared to FY 2016’s third-quarter pre-tax income of $163.7 million. FY 2017’s third-quarter results included pre-tax inventory write-downs totaling $2.4 million ($1.4 million attributable to operating communities and $1.0 million attributable to future communities).  FY 2016’s third-quarter results included pre-tax inventory write-downs of $3.7 million ($1.2 million attributable to operating communities and $2.5 million attributable to future communities).

•	FY 2017’s third-quarter tax expense was positively impacted by a net $27.9 million benefit associated primarily with the reversal of a state deferred tax asset valuation allowance.

•	FY 2017’s nine-month net income was $343.6 million, or $2.01 per share diluted, compared to FY 2016’s nine-month net income of $267.7 million, or $1.52 per share diluted.

•	FY 2017’s nine-month pre-tax income was $512.6 million, compared to FY 2016’s nine-month pre-tax income of $420.9 million.

•	FY 2017’s nine-month pre-tax income results included pre-tax inventory write-downs totaling $11.3 million ($8.3 million attributable to operating communities and $3.0 million attributable to future communities). FY 2016’s nine-month results included pre-tax inventory write-downs of $11.4 million ($8.0 million attributable to operating communities and $3.4 million attributable to future communities).

•
FY 2017’s third-quarter total revenues of $1.50 billion and 1,899 units rose 18% in dollars and 26% in units, compared to FY 2016’s third-quarter total revenues of $1.27 billion and 1,507 units. The average price of homes delivered was $791,400, compared to $842,700 in FY 2016’s third quarter. The drop in average price was due a change in mix.

•	FY 2017’s nine-month total revenues of $3.79 billion and 4,727 units rose 14% in dollars and 22% in units, compared to FY 2016’s same period totals of $3.31 billion and 3,874 units.

•	The Company’s FY 2017 third-quarter net signed contracts of $1.81 billion and 2,163 units rose by 25% in dollars and
24% in units, compared to FY 2016’s third-quarter net signed contracts of $1.45 billion and 1,748 units. The average price of net signed contracts was $837,300, compared to $830,800 in FY 2016’s third quarter.

•	This was the Company’s twelfth consecutive quarter of year-over-year growth in contract dollars and units, including 20% or higher year-over-year unit growth each of the past four quarters.

•
On a per-community basis, FY 2017’s third-quarter net signed contracts were 6.89 units, compared to third-quarter totals of 5.85 units in FY 2016, 5.50 in FY 2015, 5.25 in FY 2014 and 6.24 in FY 2013. This was the 11th consecutive quarter of improved contracts per community, compared to the prior year’s same quarter.

•
The Company’s FY 2017 nine-month net signed contracts of $5.07 billion and 6,196 units increased 21% in dollars and 24% in units, compared to net contracts of $4.18 billion and 4,991 units in FY 2016’s nine-month period.

•	In FY 2017, third-quarter-end backlog of $5.31 billion and 6,282 units increased 21% in both dollars and units, compared to FY 2016’s third-quarter-end backlog of $4.37 billion and 5,181 units. At third-quarter end, the average price of homes in backlog was $845,100, compared to $844,300 at FY 2016’s third-quarter end.

•
FY 2017’s third-quarter gross margin was 21.7% of revenues, compared to 21.9% in FY 2016’s third quarter. FY 2017’s third-quarter Adjusted Gross Margin was 25.0%, compared to 25.3% in FY 2016’s third quarter.

•	Interest included in cost of sales was 3.1% of revenues in FY 2017’s third quarter, the same as FY 2016’s third quarter.

•	SG&A, as a percentage of revenues, was 10.3% in FY 2017’s third quarter, compared to 10.6% in FY 2016’s third quarter.

•	Income from operations of $171.7 million represented 11.4% of revenues in FY 2017’s third quarter, compared to $143.5 million and 11.3% of revenues in FY 2016’s third quarter.

•	Income from operations of $360.5 million represented 9.5% of revenues in FY 2017’s nine-month period, compared to $354.6 million and 10.7% of revenues in FY 2016’s nine-month period.

•	Other income and Income from unconsolidated entities in FY 2017’s third quarter totaled $31.9 million, compared to $20.1 million in FY 2016’s same quarter.

•	Other income and Income from unconsolidated entities in FY 2017’s nine-month period totaled $152.1 million, compared to $66.2 million in FY 2016’s same period.

•
FY 2017’s third-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 5.8%, compared to 4.8% in FY 2016’s third quarter. As a percentage of beginning-quarter backlog, FY 2017’s third-quarter cancellation rate was 2.2%, compared to 1.8% in FY 2016’s third quarter.

•
The Company ended its FY 2017 third quarter with $946.2 million of cash and cash equivalents, compared to $691.3 million at 2017’s second-quarter end and $351.9 million at FY 2016’s third-quarter end. At FY 2017’s third-quarter end, it had $1.15 billion available under its $1.295 billion 20-bank credit facility, which is scheduled to mature in May 2021.

•	On June 12, 2017, the Company issued an additional $150 million of its 4.875% Senior Notes due 2027, priced at a yield of 4.4%.

•
On August 15, 2017, the Company notified holders that it had elected to redeem its 0.5% convertible securities due 2032. These bonds will be retired with a $287.5 million payment on September 15, 2017, resulting in the elimination of approximately 5.9 million shares from the Company’s fully diluted share count.

•
During the third quarter of FY 2017, the Company repurchased approximately 1.9 million shares of its common stock at an average price of $39.02 per share for a total purchase price of approximately $75.3 million. Since the beginning of FY 2017’s fourth quarter, the Company repurchased approximately 580,000 shares of its common stock at an average price of $38.49 per share for a total purchase price of approximately $22.3 million. Cumulatively, since the start of FY 2017, the Company has repurchased approximately 3.1 million shares at an average price of $36.80 per share for a total purchase price of approximately $113.0 million.

•	On July 28, 2017, the Company paid its quarterly dividend of $0.08 per share to shareholders of record on the close of business on July 14, 2017.

•	The Company’s Stockholders’ Equity at FY 2017’s third-quarter end was $4.53 billion, compared to $4.17 billion at FY 2016’s third-quarter end.

•
The Company ended FY 2017’s third quarter with a debt-to-capital ratio of 45.8%, compared to 45.4% at FY 2017’s second-quarter end and 48.2% at FY 2016’s third-quarter end. The Company ended FY 2017’s third quarter with an adjusted net debt-to-capital ratio(1) of 38.4%, compared to 39.8% at FY 2017’s second-quarter end, and 44.9% at FY 2016’s third-quarter end.

•
The Company ended FY 2017’s third quarter with approximately 47,800 lots owned and optioned, compared to 46,600 one quarter earlier, and 48,700 one year earlier. At FY 2017’s third-quarter end, approximately 32,400 of these lots were owned, of which approximately 17,600 lots, including those in backlog, were substantially improved.

•	In the third quarter of FY 2017, the Company spent approximately $172.0 million on land to purchase 1,819 lots.

•	The Company ended FY 2017’s third quarter with 312 selling communities, compared to 316 at FY 2017’s second-quarter end, and 297 at FY 2016’s third-quarter end.

•
The Company now estimates it will deliver between 7,000 and 7,300 homes in FY 2017, compared to previous guidance of 6,950 to 7,450 units. It believes the average delivered price for FY 2017’s full year will be between $800,000 and $825,000 per home. This translates to projected revenues of between $5.6 billion and $6.0 billion in FY 2017, compared to $5.17 billion in FY 2016.

•
The Company has updated its previous guidance for full FY 2017 Adjusted Gross Margin to between 24.8% and 25.0% of revenues, for SG&A to 10.4% of revenues, for Other income and Income from unconsolidated entities to between $160 million and $180 million and for its effective tax rate to approximately 35.0%.

•	The Company expects FY 2017 fourth-quarter deliveries of between 2,275 and 2,575 units with an average price of between $840,000 and $860,000.

•
The Company’s full FY 2017 and fourth quarter delivery projections reflect approximately 150 impacted homes that it had estimated would be delivered in FY 2017, but will instead be delivered in FY 2018 due to the floor joist recall by a major lumber manufacturer that has affected many builders in the industry.

•	The Company expects its fourth-quarter FY 2017 Adjusted Gross Margin to improve 35 to 50 basis points from FY 2017’s third-quarter results.

•	FY 2017 fourth-quarter SG&A is expected to be approximately 8.0% of fourth quarter revenues.

•	The Company’s fourth-quarter FY 2017 Other income and Income from unconsolidated entities is projected to be between $10 million and $30 million.

•	The FY 2017 fourth-quarter effective tax rate is projected to be approximately 38.0%.

•
Due to the strong pace of sales at many of its current communities, the Company is selling through some communities more quickly than anticipated and now expects to end FY 2017 with between 300 and 310 selling communities.

(1)	See “Reconciliation of Non-GAAP Measures” below for more information on the calculation of the Company’s net debt-to-capital ratio.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 11:00 a.m. (EDT) today, August 22, 2017, to discuss these results and its outlook for FY 2017. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls.” Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.

The call can be heard live with an online replay which will follow. MP3 format replays will be available after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.

Toll Brothers, Inc., A FORTUNE 500 Company, is the nation's leading builder of luxury homes. The Company began business fifty years ago in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 20 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Idaho, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia, and Washington, as well as in the District of Columbia.

Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid-, and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. Through its Gibraltar Capital and Asset Management joint venture, the Company provides builders and developers with land banking and joint venture capital. The Company acquires and develops rental apartment and commercial properties through Toll Brothers Apartment Living, Toll Brothers Campus Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-, mid-, and high-rise for-sale condominiums through Toll Brothers City Living.

In 2017, Toll Brothers was named World’s Most Admired Home Building Company in Fortune magazine’s survey of the World’s Most Admired Companies, the third year in a row it has been so honored. Toll Brothers was named 2014 Builder of the Year by Builder magazine, and is honored to have been awarded Builder of the Year in 2012 by Professional Builder magazine, making it the first two-time recipient. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.

Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website (tollbrothers.com/investor-relations).

Forward Looking Statement

Information presented herein for the third quarter ended July 31, 2017 is subject to finalization of the Company's regulatory filings, related financial and accounting reporting procedures and external auditor procedures.

Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; market and industry trends; and the anticipated benefits to be realized from the acquisition of Coleman Homes.

Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; weather conditions; and the anticipated benefits to be realized from the acquisition of Coleman Homes. For a more detailed discussion of these factors, see the information under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	July 31, 2017	October 31, 2016
	(Unaudited)
ASSETS
Cash and cash equivalents	$946,195	$633,715
Restricted cash and investments	781	31,291
Inventory	7,633,568	7,353,967
Property, construction and office equipment, net	179,476	169,576
Receivables, prepaid expenses and other assets	536,524	582,758
Mortgage loans held for sale	89,419	248,601
Customer deposits held in escrow	93,851	53,057
Investments in unconsolidated entities	514,265	496,411
Deferred tax assets, net of valuation allowances	134,857	167,413
	$10,128,936	$9,736,789

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$619,574	$871,079
Senior notes	3,148,905	2,694,372
Mortgage company loan facility	57,921	210,000
Customer deposits	414,145	309,099
Accounts payable	276,766	281,955
Accrued expenses	956,121	1,072,300
Income taxes payable	116,883	62,782
Total liabilities	5,590,315	5,501,587

Equity:
Stockholders’ Equity
Common stock	1,779	1,779
Additional paid-in capital	713,624	728,464
Retained earnings	4,294,808	3,977,297
Treasury stock, at cost	(474,665)	(474,912)
Accumulated other comprehensive loss	(2,832)	(3,336)
Total stockholders' equity	4,532,714	4,229,292
Noncontrolling interest	5,907	5,910
Total equity	4,538,621	4,235,202
	$10,128,936	$9,736,789

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data and percentages)
(Unaudited)

	Nine Months Ended July 31,				Three Months Ended July 31,
	2017		2016		2017		2016
	$	%	$	%	$	%	$	%
Revenues	$3,787,151		$3,314,057		$1,502,909		$1,269,934
Cost of revenues	2,986,471	78.9%	2,574,298	77.7%	1,176,028	78.3%	991,416	78.1%
Gross margin	800,680	21.1%	739,759	22.3%	326,881	21.7%	278,518	21.9%

Selling, general and administrative expenses	440,183	11.6%	385,120	11.6%	155,212	10.3%	134,984	10.6%
Income from operations	360,497	9.5%	354,639	10.7%	171,669	11.4%	143,534	11.3%

Other:
Income from unconsolidated entities	112,274		22,754		19,925		4,998
Other income - net	39,793		43,474		11,980		15,121
Income before income taxes	512,564		420,867		203,574		163,653
Income tax provision	168,947		153,150		55,011		58,170
Net income	$343,617		$267,717		$148,563		$105,483
Per share:
Basic earnings	$2.11		$1.58		$0.91		$0.64
Diluted earnings	$2.01		$1.52		$0.87		$0.61
Cash dividend declared	$0.16				$0.08
Weighted-average number of shares:
Basic	163,186		169,692		163,478		165,919
Diluted	171,127		177,403		171,562		173,405

Effective tax rate	33.0%		36.4%		27.0%		35.5%

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Nine Months Ended July 31,		Three Months Ended July 31,
	2017	2016	2017	2016
Impairment charges recognized:
Cost of sales - land owned/controlled for future communities	$3,019	$3,403	$1,037	$2,469
Cost of sales - operating communities	8,295	7,950	1,360	1,250
	$11,314	$11,353	$2,397	$3,719

Depreciation and amortization	$18,437	$16,838	$6,314	$5,809
Interest incurred	$130,887	$122,079	$45,577	$41,667
Interest expense:
Charged to cost of sales	$114,365	$107,176	$45,879	$39,431
Charged to other income - net	2,097	606	102	297
	$116,462	$107,782	$45,981	$39,728

Home sites controlled:
Owned	32,392	35,594
Optioned	15,448	13,103
	47,840	48,697

Inventory at July 31, 2017 and October 31, 2016 consisted of the following (amounts in thousands):

	July 31, 2017	October 31, 2016
Land and land development costs	$2,343,706	$2,497,603
Construction in progress	4,577,199	4,225,456
Sample homes	523,872	460,948
Land deposits and costs of future development	163,332	144,417
Other	25,459	25,543
	$7,633,568	$7,353,967

Toll Brothers operates in two segments: Traditional Home Building and Urban Infill ("City Living"). Within Traditional Home Building, Toll operates in five geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas

West:	Arizona, Colorado, Idaho, Nevada, and Washington

California:	California

	Three Months Ended July 31,
	Units		$ (Millions)		Average Price Per Unit $
	2017	2016	2017	2016	2017	2016
HOME BUILDING REVENUES
North	326	313	$225.8	$205.2	$692,700	$655,600
Mid-Atlantic	469	350	281.9	220.6	601,100	630,300
South	344	294	253.9	232.1	738,100	789,500
West	464	309	307.4	223.1	662,500	721,900
California	218	227	335.2	336.4	1,537,700	1,482,100
Traditional Home Building	1,821	1,493	1,404.2	1,217.4	771,200	815,400
City Living	78	14	98.7	52.5	1,264,500	3,750,500
Total consolidated	1,899	1,507	$1,502.9	$1,269.9	$791,400	$842,700

CONTRACTS
North	368	342	$239.9	$242.6	$651,800	$709,300
Mid-Atlantic	473	396	300.8	242.5	636,000	612,300
South	330	335	251.9	245.5	763,400	732,900
West	537	387	335.3	276.7	624,400	715,100
California	408	251	642.7	367.6	1,575,300	1,464,600
Traditional Home Building	2,116	1,711	1,770.6	1,374.9	836,800	803,600
City Living	47	37	40.4	77.4	858,500	2,091,700
Total consolidated	2,163	1,748	$1,811.0	$1,452.3	$837,300	$830,800

BACKLOG
North	1,217	1,075	$807.7	$773.1	$663,700	$719,200
Mid-Atlantic	1,269	1,080	801.9	680.1	631,900	629,700
South	1,154	1,005	895.2	776.2	775,700	772,400
West	1,500	1,151	1,003.8	842.4	669,200	731,900
California	934	695	1,511.4	1,045.1	1,618,200	1,503,800
Traditional Home Building	6,074	5,006	5,020.0	4,116.9	826,500	822,400
City Living	208	175	289.0	257.6	1,389,400	1,471,700
Total consolidated	6,282	5,181	$5,309.0	$4,374.5	$845,100	$844,300

	Nine Months Ended July 31,
	Units		$ (Millions)		Average Price Per Unit $
	2017	2016	2017	2016	2017	2016
HOME BUILDING REVENUES
North	812	728	$560.8	$491.7	$690,600	$675,400
Mid-Atlantic	1,133	929	692.5	577.0	611,200	621,100
South	808	731	591.2	571.4	731,700	781,700
West	1,240	799	821.3	548.7	662,300	686,700
California	621	602	928.3	881.8	1,494,800	1,464,800
Traditional Home Building	4,614	3,789	3,594.1	3,070.6	779,000	810,400
City Living	113	85	193.1	243.5	1,708,800	2,864,700
Total consolidated	4,727	3,874	$3,787.2	$3,314.1	$801,200	$855,500

CONTRACTS
North	1,052	913	$675.8	$645.6	$642,400	$707,100
Mid-Atlantic	1,416	1,198	884.3	738.2	624,500	616,200
South	1,002	912	750.0	678.4	748,500	743,900
West	1,592	1,134	1,019.7	817.6	640,500	721,000
California	1,022	688	1,572.0	1,029.1	1,538,200	1,495,800
Traditional Home Building	6,084	4,845	4,901.8	3,908.9	805,700	806,800
City Living	112	146	171.5	275.7	1,531,300	1,888,400
Total consolidated	6,196	4,991	$5,073.3	$4,184.6	$818,800	$838,400

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month and nine-month periods ended July 31, 2017 and 2016, and for backlog at July 31, 2017 and 2016 is as follows:

	Units		$ (Millions)		Average Price Per Unit $
	2017	2016	2017	2016	2017	2016
Three months ended July 31,
Revenues	33	21	$81.0	$17.9	$2,455,300	$851,300
Contracts	38	27	$58.1	$36.6	$1,528,900	$1,357,100

Nine months ended July 31,
Revenues	176	61	$451.6	$55.4	$2,566,100	$907,900
Contracts	107	95	$138.0	$141.9	$1,290,000	$1,493,400

Backlog at July 31,	115	220	$157.9	$553.1	$1,372,800	$2,513,900

RECONCILIATION OF NON-GAAP MEASURES

This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s Adjusted Gross Margin and the Company’s net debt-to-capital ratio.

These two measures are non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures should not be considered a substitute for, or superior to, the comparable GAAP financial measures, and may be different from non-GAAP measures used by other companies in the homebuilding business.

The Company’s management considers these non-GAAP financial measures as we make operating and strategic decisions and evaluate our performance, including against other homebuilders that may use similar non-GAAP financial measures. The Company’s management believes these non-GAAP financial measures are useful to investors in understanding our operations and leverage and may be helpful in comparing the Company to other homebuilders to the extent they provide similar information.

Adjusted Gross Margin
The following table reconciles the Company’s gross margin as a percentage of revenues (calculated in accordance with GAAP) to the Company’s Adjusted Gross Margin (a non-GAAP financial measure). Adjusted Gross Margin is calculated as (i) gross margin plus interest recognized in cost of sales plus inventory write-downs divided by (ii) revenues.

Adjusted Gross Margin Reconciliation
(Amounts in thousands, except percentages)

		Three Months Ended July 31,
		2017	2016
	Revenues	$1,502,909	$1,269,934
	Cost of revenues	1,176,028	991,416
	Gross margin	326,881	278,518
Add:	Interest recognized in cost of sales	45,879	39,431
	Inventory write-downs	2,397	3,719
	Adjusted gross margin	$375,157	$321,668

	Gross margin as a percentage of revenues	21.7%	21.9%

	Adjusted Gross Margin	25.0%	25.3%

The Company’s management believes Adjusted Gross Margin is a useful financial measure to investors because it allows them to evaluate the performance of our homebuilding operations without the often varying effects of capitalized interest costs and inventory impairments. The use of Adjusted Gross Margin also assists the Company’s management in assessing the profitability of our homebuilding operations and making strategic decisions regarding community location and product mix.

Forward-looking Adjusted Gross Margin
The Company has not provided projected fourth quarter and full year fiscal 2017 gross margin or a GAAP reconciliation for forward-looking Adjusted Gross Margin because such measure cannot be provided without unreasonable efforts on a forward-looking basis, since inventory write-downs are based on future activity and observation and therefore cannot be projected for the fourth quarter or the full fiscal year. The variability of these charges may have a potentially unpredictable, and potentially significant, impact on our fourth quarter and full year fiscal 2017 gross margin.

Net Debt-to-Capital Ratio
The following table reconciles the Company’s ratio of debt to capital (calculated in accordance with GAAP) to the Company’s net debt-to-capital ratio (a non-GAAP financial measure). The net debt-to-capital ratio is calculated as (i) total debt minus mortgage warehouse loans minus cash and cash equivalents divided by (ii) total debt minus mortgage warehouse loans minus cash and cash equivalents plus stockholders’ equity.

Net Debt-to-Capital Ratio Reconciliation
(Amounts in thousands, except percentages)

		July 31, 2017	April 30, 2017	July 31, 2016
	Loans payable	$619,574	$637,931	$1,058,656
	Senior notes	3,148,905	2,993,882	2,693,221
	Mortgage company loan facility	57,921	61,129	125,000
	Total debt	3,826,400	3,692,942	3,876,877
	Total stockholders' equity	4,532,714	4,448,088	4,174,151
	Total capital	$8,359,114	$8,141,030	$8,051,028
	Ratio of debt-to-capital	45.8%	45.4%	48.2%

	Total debt	$3,826,400	$3,692,942	$3,876,877
Less:	Mortgage company loan facility	(57,921)	(61,129)	(125,000)
	Cash and cash equivalents	(946,195)	(691,266)	(351,854)
	Total net debt	2,822,284	2,940,547	3,400,023
	Total stockholders' equity	4,532,714	4,448,088	4,174,151
	Total net capital	$7,354,998	$7,388,635	$7,574,174
	Net debt-to-capital ratio	38.4%	39.8%	44.9%

The Company’s management uses the net debt-to-capital ratio as an indicator of its overall leverage and believes it is a useful financial measure to investors in understanding the leverage employed in the Company’s operations.
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